SUB-INVESTMENT ADVISORY AGREEMENT

SMITH BARNEY SHEARSON INCOME FUNDS

(Smith Barney Shearson Diversified Strategic Income Fund)

										[March 21, 1994]

Smith Barney Global Capital Management, Inc.
388 Greenwich Street
New York, New York 10048

Dear Sirs:

	Smith Barney Shearson Income Fund (the "Company"), a trust organized under the laws of the Commonwealth of Massachusetts and the Greenwich Street Advisors Division of Mutual Management Corp. (the "Adviser"), each confirms its agreement with Smith Barney Global Capital Management Inc.
 (the "Sub-Adviser"), as follows:

	1.	Investment Description; Appointment

	The Company desires to employ its capital relating to its Smith Barney Shearson Diversified Strategic Income Fund (the "Fund") by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in its Master Trust Agreement dated, as amended from time to time (the "Master Trust Agreement"), in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form N-1A, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board
of Trustees of the Company (the "Board").
Copies of the Prospectus, the Statement
and the Master Trust Agreement have been or will be submitted to the Sub-Adviser.
The Company agrees to provide copies of all
 amendments to the Prospectus, the
Statement and the Master Trust Agreement to the
 Sub-Adviser on an on-going basis.
The Company employs the Adviser as the investment adviser to the Fund, and the Company and the Adviser desire to employ and hereby appoint the Sub-Adviser to act as the sub-investment Sub-Adviser to the Fund. The Sub-Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

	2.	Services as Sub-Investment Adviser

	Subject to the supervision, direction and approval of the Board of the Company and the Adviser, the Sub-Adviser will (a) manage the Fund's holdings in accordance with the Fund's investment objective(s) and policies as stated in the
Master Trust Agreement, the Prospectus and the Statement; (b) make investment decisions concerning foreign assets for the Fund; (c) place purchase and sale orders for portfolio transactions for foreign assets on behalf of the Fund; and
(d) employ professional portfolio managers and securities analysts who provide research services to the Fund. In providing those services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's foreign assets.

	3.	Brokerage

	In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934), provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.

	4.	Information Provided to the Company

	The Sub-Adviser will keep the Company informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Company from time to time with whatever information the Sub-Adviser believes is appropriate for this
purpose.

	5.	Compensation

	In consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser on the first business day of each month a fee for the previous month at the annual rate of .10 of 1.00% of the Fund's average daily net assets. The Sub-Adviser shall have no right to obtain compensation directly from the Company for services provided hereunder and agrees to look solely to the
Adviser for payment of fees due.  The fee for the period from the
 Effective Date
(defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement
before the end of a month, the fee for such part of that month shall be prorated
according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.
For the purpose
of determining fees payable to the Sub-Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

	6.	Expenses

	The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement.  The Fund will bear certain other expenses to
be incurred in its operation, including, but not limited to, investment advisory,
sub-advisory and administration fees; fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; and costs associated with maintaining the Company's legal existence and shareholder relations.

	7.	Reduction of Fee

	If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement and the Fund's investment advisory agreement, but excluding interest, taxes, brokerage and extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Fund, the Sub-Adviser will reduce its fee by the proportion of such excess expense equal to the proportion that its fee thereunder bears to the aggregate of fees paid by the Fund for investment advice and administration in that year, to the extent required by state law. A fee reduction pursuant to this paragraph 7, if any, will be estimated, reconciled and paid on a monthly basis.

	8.	Standard of Care

	The Sub-Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2 and 3 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund and the Adviser in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser, the Company or to the shareholders of the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the
performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement.

	9.	Term of Agreement

	This Agreement shall become effective as of March 21, 1994 (the "Effective Date") and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of the Company or (ii) a vote of a "majority"
 (as that term is
defined in the Investment Company Act of 1940, as amended
 (the "1940 Act")) of the
Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board who are not "interested
persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast
in person at a meeting called for the purpose of voting on such approval.
  This
Agreement is terminable, without penalty, on 60 days' written notice, by the Board
of the Company or by vote of holders of a majority of the Fund's shares, or upon
90 days' written notice, by the Sub-Adviser.
  This Agreement will also terminate
automatically in the event of its assignment (as defined in the
 1940 Act and the
rules thereunder).

	10.	Services to Other Companies or Accounts

	The Company understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser to other investment companies, and the Company
has no objection to the Sub-Adviser's so acting, provided that whenever the Fund
and one or more other investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and
appropriate for each will
be allocated in accordance with a formula believed to be equitable to each company.  The Company recognizes that in some cases this
procedure may adversely
affect the size of the position obtainable for the Fund.
  In addition, the Company
understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties under this Agreement will not devote their
full time to such service and nothing contained in this Agreement shall be deemed
to limit or restrict the right of the Sub-Adviser or any
affiliate of the Sub-
Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.


	11.	Representation by the Company

	The Company represents that a copy of the Master Trust Agreement is on file with the Secretary of The Commonwealth of Massachusetts and
 with the Boston City
Clerk.

	12.	Limitation of Liability

	The Company, the adviser and the Sub-Adviser agree that the obligations of the Company under this Agreement shall not be binding upon any of the members of
the Board, shareholders, nominees, officers, employees or agents, whether past,
present or future, of the Company, individually, but are binding only upon the assets and property of the Fund and not upon the assets and property of any other portfolio of the Company. The execution and delivery of this Agreement have been authorized by the Board and a majority of the holders of the Fund's outstanding voting securities, and signed by an authorized officer of the Company, acting as such, and neither such authorization by such members of the Board and shareholders nor such execution and delivery by such officer shall be deemed to have been made
by any of them individually or to impose any liability on any of them personally,
but shall bind only the assets and property of the Fund as provided in the Master
Trust Agreement.

	If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.


					Very truly yours,

					SMITH BARNEY SHEARSON INCOME FUNDS


					By:__________________________________________


					THE GREENWICH STREET ADVISORS
					DIVISION OF MUTUAL MANAGEMENT CORP.


					By:___________________________________________

Accepted:

SMITH BARNEY GLOBAL CAPITAL MANAGEMENT, INC.


By:______________________________





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